UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2022

HARROW HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

102 Woodmont Blvd., Suite 610
Nashville, Tennessee	37205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock, $0.001 par value per share	HROW	The NASDAQ Global Market
8.625% Senior Notes due 2026	HROWL	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Act of 1934: Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 31, 2022, Dr. Robert J. Kammer informed the Board of Directors (the “Board”) of Harrow Health, Inc. (the “Company”) that he is resigning as a member of the Company’s Board, with such resignation to be effective immediately. Dr. Kammer did not resign as a result of any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. The Board has retained Dr. Kammer as a special advisor to the Company and the Board through the end of 2022.

On March 31, 2022, the Board increased the size of the Board to six members, and the Company announced that, effective upon the resignation of Dr. Kammer, the Board appointed Mr. Perry J. Sternberg and Dr. Marty Makary to fill the vacancies created by Dr. Kammer’s resignation and the expansion of the size of the Board. Each of Mr. Sternberg and Dr. Makary will serve until the Company’s Annual Meeting of Stockholders in 2022, subject to his prior death, resignation or removal from office. The Board determined that each of Mr. Sternberg and Dr. Makary qualifies as an independent director under applicable rules. Mr. Sternberg will serve on the Company’s Compensation Committee and Dr. Makary will serve on the Company’s Audit Committee.

Perry J. Sternberg, age 53, has served as the President and Chief Executive Officer of Corium, Inc., a commercial-stage biopharmaceutical company leading the development and commercialization of novel central nervous system (CNS) therapies, since 2019. Prior to joining Corium, he served from 2013 to 2019 as Executive Vice President and Head of U.S. Commercial for Shire Plc’s ophthalmology business unit as well as six other Shire business units, which, during his tenure, in the aggregate, generated more than $8 billion in annual revenues. Mr. Sternberg also served as Chief Commercial Officer and Global Head of Shire’s CNS Business. Mr. Sternberg previously served as Vice President and General Manager, U.S. and Canada Pharmaceuticals at Bausch + Lomb, as well as various leadership roles at Novartis Ophthalmics, Novartis Pharmaceuticals and Merck & Co., Inc. In his 25 years of experience in biotechnology and pharmaceuticals, Mr. Sternberg has had direct responsibility for the launch and commercialization of more than 20 products across a wide range of therapeutic areas in diverse markets, including ophthalmic pharmaceuticals.

Marty Makary, M.D., M.P.H., age 51, is a healthcare expert and is Chief of Islet Transplant Surgery at The Johns Hopkins Hospital, where he has been employed since 2002. Dr. Makary is a frequent public policy expert in the media and a leading voice for physicians, writing for The Wall Street Journal. He is the author of two New York Times bestselling books on healthcare and has published over 250 scientific peer-reviewed articles, including articles on organizational culture, surgical innovation, vulnerable populations, and the re-design of healthcare delivery. Dr. Makary has served in leadership at the World Health Organization and has been elected to the National Academy of Medicine. Dr. Makary has been a visiting professor at over 25 medical schools and is the recipient of the Nobility in Science Award from the National Pancreas Foundation. Dr. Makary speaks frequently on the future of healthcare and what it means for everyday Americans, business leaders, and healthcare professionals. His current research focuses on the appropriateness of medical care and the impact of the healthcare cost crisis on low-income populations.

There is no arrangement or understanding between Mr. Sternberg or Dr. Makary and any other person pursuant to which they were appointed as directors of the Company. In connection with their service, Mr. Sternberg and Dr. Makary will receive the Company’s standard director’s compensation package including cash and equity compensation as described in the Company’s most recent proxy statement.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW HEALTH, INC.

Dated: March 31, 2022	By:	/s/ Andrew R. Boll
Andrew R. Boll
Chief Financial Officer